Exhibit 99.1

IMMEDIATE RELEASE

COMARCO REPORTS SECOND QUARTER FINANCIAL RESULTS

•	Company Enters Agreement with Tier One Distributor for ChargeSource™

•	Company Records $0.45 Per Share Charge to Fully Reserve Deferred Tax Asset

•	Strong Working Capital Position - $13.8 Million in Cash

IRVINE, Calif., Sept. 21, 2004 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of wireless test solutions, wireless emergency call box systems, and ChargeSource mobile power products for notebook computers, cellular telephones, and other handheld devices, today reported financial results for the second quarter of fiscal 2005 ended July 31, 2004.

Revenue for the second quarter of fiscal 2005 was $6.7 million, compared with $5.3 million for the corresponding quarter of the prior fiscal year. Wireless test solutions (“WTS”) revenue totaled $3.5 million, up $1.3 million from the second quarter of fiscal 2004. Wireless applications revenue, which includes both ChargeSource mobile power products and call box systems, totaled $3.1 million and was up $0.1 million compared to the second quarter of fiscal 2004. ChargeSource revenue for the second quarter of fiscal 2005 was $1.1 million, a decrease of $0.2 million in comparison to the second quarter of fiscal 2004. Call box revenue totaled $2.0 million for the second quarter of fiscal 2005, a $0.3 million increase in comparison to the second quarter of fiscal 2004.

Revenue for the six months ended July 31, 2004 was $15.7 million compared with $11.5 million for the corresponding period of the prior fiscal year.

The net loss for the second quarter of fiscal 2005 was $5.0 million or $0.68 per share. Net loss for the second quarter of fiscal 2005 included a $3.3 million charge, or $0.45 per share, to fully reserve the deferred tax asset as of July 31, 2004. Excluding such charge, net loss for the second quarter of fiscal 2005 was $1.7 million, or $0.23 per share. The net loss for the second quarter of fiscal 2004 was $2.3 million, or $0.32 per share. Net loss for the second quarter of fiscal 2004 was impacted by approximately $1.9 million in legal, settlement, and related costs.

“While our financial performance during the second quarter suffered from a week launch by our major ChargeSource distributor, we believe we have taken a major step towards improving the sales of this product category through the signing of a distribution agreement with a new tier one distributor,” said Tom Franza. “We anticipate shipping ChargeSource product to this new partner late in the fourth quarter. We are also aggressively pursuing distribution agreements with several major OEMs.

“Although our Seven.Five product platform achieved year-over-year revenue gains during the quarter, we fell a bit short of our quarterly sales target as a result of the delayed transition to 3G-based technology,” continued Mr. Franza. “Due to various WCDMA development issues including software deficiencies and handset/base station incompatibilities, many wireless operators have postponed the launch of their WCDMA networks. However, we are seeing evidence that operators are beginning to deploy these networks; at the beginning of 2004 there were approximately 16 commercial WCDMA networks and by the end of the year we estimate that there will be nearly 60 that have been deployed.

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415

“Our Seven.Five product platform supports all third generation cellular networks including WCDMA and we would expect to achieve revenue growth in fiscal 2006 for our test business as more carriers transition to 3G,” continued Mr. Franza. “In addition, new significant product introductions will help us serve unmet needs within the industry. Our new scanner products offer high speed, accurate scanning capabilities for all major cellular technologies from 2G to 3G and the cellular radiophone markets. We also began shipping the first product in our family of handheld analyzers which will allow users to troubleshoot and optimize WiFi networks with little or no radio frequency expertise. We continue to focus on bringing to market best-in-class technology that will allow us to expand our position as the gold standard in wireless test solutions,” said Mr. Franza.

Revenue for the six months ended July 31, 2004 was $15.7 million, compared with $11.5 million for the same period last year. Net loss was $5.7 million, or $0.78 per share compared with a net loss of $3.1 million or $0.44 per share for the six months ended July 31, 2003.

Business Outlook

Despite the second quarter WTS revenue shortfall, we continue to expect WTS revenue to range between $8.0 million and $9.0 million for the second half of fiscal 2005 and be approximately $20.0 million for fiscal 2006.

With the signing of a new tier one distributor, the Company expects ChargeSource product sales to ramp-up starting late in the fourth quarter of fiscal 2005 with revenue to range between $3.0 million and $4.0 million for the six months ending January 31, 2005. For fiscal 2006, ChargeSource revenue is expected to be approximately $20.0 million.

Sales from the call box systems are expected to generate approximately $7.0 million to $8.0 million in revenue for fiscal 2005. This projected increase is a result of increased expenditures from various local governments on small upgrade projects and new installations. Driven by increasing demand for digital upgrades to existing call box systems, call box revenue for fiscal 2006 is expected to total approximately $10.0 million.

Throughout fiscal 2005, the Company expects to continue to effectively manage its balance sheet, which currently includes approximately $13.8 million or $1.88 per share in cash.

Prior Year Restatement (Fiscal 2004)

The first and second quarter of fiscal 2004 were restated for various adjustments that are more fully described in the Company’s annual report filed on Form 10-K with the Securities and Exchange Commission for the fiscal year ended January 31, 2004. The net effect of the restatement adjustments increased the Company’s second quarter net loss by $17,000 and increased the year to date net loss by $76,000. Additionally, in the fourth quarter of fiscal 2004, the Company sold the net assets of EDX Engineering (“EDX”) and therefore the EDX operations have been reclassified as discontinued operations for fiscal 2004.

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; and competitors’ release of competitive products and other actions. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report on Form 10-K for the year ended January 31, 2004.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Earnings Conference Call

As previously announced, Comarco will host a conference call to discuss further the results for the second quarter ended July 31, 2004 at 11 a.m. Pacific Time on September 21. Dial (800) 218-0204 domestically or (303) 262-2131 internationally to listen to the call. A live web cast will also be made available at www.comarco.com. Please RSVP to Douglas Sherk or Jennifer Beugelmans at (415) 896-6820 or dsherk@evcgroup.com. A replay will be available approximately one hour after the call for 1 week following the call’s conclusion. To access the replay, dial (800) 405-2236 or (303) 590-3000 and use the pass code 11006970#. A Web archive will be made available at www.comarco.com for 90 days following the call’s conclusion.

About Comarco

Based in Irvine, Calif., Comarco is a leading provider of wireless test solutions, wireless emergency call box systems, and ChargeSource universal mobile power products for laptop computers, cellular telephones, and other handheld devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415

Company Contacts:		Investor Contact:
Tom Franza	Dan Lutz	Douglas Sherk/Jennifer Beugelmans
President and CEO	Vice President and CFO	Founder & CEO
Comarco, Inc.	Comarco, Inc.	EVC Group, LLC.
(949) 599-7440	(949) 599-7556	(415) 896-6820
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com

###

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2004	2003 (Restated)	2004	2003 (Restated)
Revenue	$6,656	$5,321	$15,726	$11,541
Cost of revenue	4,492	4,310	10,285	8,313

Gross profit	2,164	1,011	5,441	3,228
Selling, general and administrative costs	1,990	3,391	4,626	5,639
Engineering and support costs	1,900	1,346	3,756	2,804

Operating loss	(1,726)	(3,726)	(2,941)	(5,215)
Other income	30	58	78	166
Minority interest	44	28	49	51

Loss before income taxes	(1,652)	(3,640)	(2,814)	(4,998)
Income tax (expense) benefit	(3,302)	1,339	(2,876)	1,798

Loss from continuing operations	(4,954)	(2,301)	(5,690)	(3,200)
Discontinued operations	(5)	30	(9)	52

Net loss	$(4,959)	$(2,271)	$(5,699)	$(3,148)

Net loss per share – from continuing operations:
Basic	$(0.68)	$(0.32)	$(0.78)	$(0.44)

Diluted	$(0.68)	$(0.32)	$(0.78)	$(0.44)

Net loss per share:
Basic	$(0.68)	$(0.32)	$(0.78)	$(0.44)

Diluted	$(0.68)	$(0.32)	$(0.78)	$(0.44)

Weighted average common shares outstanding:
Basic	7,312	7,161	7,299	7,082

Diluted	7,312	7,161	7,299	7,082

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	July 31, 2004	January 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$13,812	$15,047
Short-term investments	1,575	2,251
Accounts receivable, net	5,328	8,982
Amounts due from affiliate	2,520	2,627
Inventory	8,465	6,150
Deferred tax asset	—	2,695
Other current assets	619	524

Total current assets	32,319	38,276
Property and equipment, net	2,607	3,131
Software development costs, net	4,519	5,536
Deferred tax asset	—	181
Intangible assets, net	1,480	1,488
Goodwill, net	2,394	2,394
Other assets	1,130	1,133

	$44,449	$52,139

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$114	$537
Deferred revenue	5,215	5,476
Deferred compensation	1,575	2,251
Accrued liabilities	3,824	4,799

Total current liabilities	10,728	13,063
Minority interest	95	185
Stockholders’ equity	33,626	38,891

	$44,449	$52,139

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415